EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-48901) pertaining to the MSC Industrial Direct 401(k) Plan of our report dated June 25, 2010 with respect to the financial statements and supplemental schedule of the MSC Industrial Direct 401(k) Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP
Jericho, New York
June 25, 2010